Exhibit 5.1






                                December 30, 1999



Mr. Kenneth A. Phillips
P.O. Box 727
Hardin, Texas 77561
Hwy 834 East .7 miles


      Re:   Fleetclean Systems, Inc.
            Registration Statement on Form S-8

Gentlemen:

      We have represented Fleetclean Systems, Inc., a Texas corporation ("Company"), in connection with the preparation of a registration statement filed with the Securities and Exchange Commission on Form S-8 ("Registration Statement") relating to the proposed issuance of up to 791,666 shares ("Shares") of the Company's common stock, par value $.001 per share ("Common Stock") issued pursuant to certain agreements ("Plans") attached as exhibits to the Registration Statement. In this connection, we have examined originals or copies identified to our satisfaction of such documents, corporate and other records, certificates, and other papers as we deemed necessary to examine for purposes of this opinion, including but not limited to the Plans, the Certificate of Incorporation of the Company, the Bylaws of the Company, and resolutions of the Board of Directors of the Company.

      We are of the opinion that the Shares will be, when issued pursuant to the Plans, legally issued, fully paid and nonassessable.

      We hereby consent to the filing of this Opinion as an Exhibit to the Registration Statement.

                  Very truly yours,

                  BREWER & PRITCHARD, P.C.

                  [SIGNATURE OF BREWER & PRITCHARD, P.C. APPEARS HERE]